Press Information

Company Contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

FOR IMMEDIATE RELEASE

ARBITRON INC. SELECTS NEW CHIEF FINANCIAL OFFICER

NEW YORK, August 1, 2005 – Arbitron Inc. (NYSE: ARB) today announced that it has selected Sean R. Creamer, 40, for the position of executive vice president, Finance and Planning, and chief financial officer. Mr. Creamer will replace Bill Walsh, who recently announced his intention to retire by the end of the year. It is expected that Mr. Creamer will assume the position in September.

Mr. Creamer was previously senior vice president and chief financial officer of Laureate Education, Inc. (NASDAQ: LAUR), an education services firm with projected 2005 revenues in excess of $800 million and current operations in 13 countries worldwide. During his nine-year tenure with the company, Mr. Creamer was responsible for financial planning and analysis, accounting, budgeting, investor relations, real estate, risk management, tax, and treasury functions.

While at Laureate Education, he was also involved in over $500 million of acquisitions, over $500 million in debt and equity transactions, and in divestitures which generated over $1 billion in proceeds. He was also a member of the company’s Executive Committee, which was responsible for global corporate strategy and capital allocation decisions.

Previously, Mr. Creamer was a tax manager for Mobil Oil Corporation where he was responsible for overseeing tax consolidation and reporting for the company’s domestic operations. He began his career in auditing and tax with Price Waterhouse.

Stephen Morris, president and chief executive officer, Arbitron Inc., made the following comments on Mr. Creamer’s appointment: “Sean is a highly capable and experienced chief financial officer with a strong track record in difficult and complex business issues, as well as in Sarbanes-Oxley compliance. His financial expertise, as well as his experience in determining and driving overall corporate strategy, will be an asset to Arbitron. I am particularly gratified that, with Sean’s expected arrival in September, there will be ample time for a smooth transition with Bill Walsh, our current CFO, who will be staying with Arbitron through the end of the year. We look forward to Sean’s contributions and most sincerely welcome him to the company.”

Mr. Creamer received a B.S. in Accounting, magna cum laude, from St. Joseph’s University in Philadelphia, PA, and an M.S. in Taxation, with highest honors, from Georgetown University in Washington, DC.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, outdoor advertising companies and the online radio ratings industry in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a service mark of Arbitron Inc.